Exhibit 10.1

AMENDMENT 2006-1

TO THE

CEPHALON, INC.

2004 EQUITY COMPENSATION PLAN

        WHEREAS, Cephalon, Inc. (the “Company”) maintains the Cephalon, Inc. 2004 Equity Compensation Plan (the “Plan”) for the benefit of its eligible employees, certain consultants and advisors who perform services for the Company, and non-employee members of the Company’s Board of Directors (the “Board”);

        WHEREAS, pursuant to Section 12(a) of the Plan, the Board may amend the Plan at any time;

        WHEREAS, pursuant to Section 141 of the Delaware General Corporation Law, the Board has delegated its authority to amend or modify any of the Company’s existing equity compensation plans, including the Plan, to the Stock Option and Compensation Committee of the Board of Directors (the “Committee”), as more fully described in Section III of the Committee’s charter;

        WHEREAS, the Committee desires to amend the Plan to increase, by an additional 1,750,000 shares, the aggregate number of shares of Company common stock (“Company Stock”) authorized for issuance under the Plan, so that a total of 11,450,000 shares of Company Stock are authorized for issuance under the Plan, and to provide that no more than 600,000 of these additional 1,750,000 shares of Company Stock may be issued pursuant to stock awards under the Plan; and

        WHEREAS, the Committee also desires to amend the Plan to provide that certain previously issued shares that are returned to the Company will not again be available for issuance as future grants under the Plan.

        NOW, THEREFORE, in accordance with the foregoing, effective as of May 17, 2006, the Plan shall be amended as follows:

        1. Section 3(a) of the Plan shall be amended in its entirety to read as follows, with Section 3(a)(1) subject to the approval of the Company’s stockholders:

        “(1) Shares Authorized.   Subject to adjustment as described below, the aggregate number of shares of common stock of the Company (“Company Stock”) that may be issued or transferred under the Plan is 4,700,000 shares and, (i) effective February 1, 2002, the aggregate number of shares of Company Stock that may be issued or transferred under the Plan shall be increased by 1,200,000 shares so that the total number of shares of Company Stock authorized for issuance or transfer under the Plan shall be 5,900,000 shares; provided, however, that no more than 100,000 of these additional shares of Company Stock shall be available for issuance as Stock Awards; (ii) effective February 6, 2003, the aggregate number of shares of Company Stock that may be issued or transferred under the Plan shall be increased by 2,500,000 shares so that the total number of shares of Company Stock authorized for issuance or transfer under the Plan shall be 8,400,000 shares; provided, however, that no more than 100,000 of these additional shares of Company Stock shall be available for issuance as Stock Awards; (iii) effective February 5, 2004, the aggregate number of shares of Company Stock that may be issued or transferred under the Plan shall be increased by 1,300,000 shares so that the total number of shares of Company Stock authorized for issuance or transfer under the Plan shall be 9,700,000 shares; provided, however, that no more than 500,000 of these additional shares of Company Stock shall be available for issuance as Stock Awards; and (iv) effective May 17, 2006, the aggregate number of shares of Company stock that may be issued or transferred under the Plan shall be increased by 1,750,000 shares to that the total number of shares of Company Stock authorized for issuance or transfer under the Plan shall be 11,450,000 shares; provided, however, that no more than 600,000 of these additional shares of Company Stock shall be available for issuance as Stock Awards.

        (2) Annual Individual Maximum. The maximum aggregate number of shares of Company Stock that shall be subject to Grants of Options made under the Plan to any individual during any calendar year shall not exceed 500,000 shares, subject to adjustment as described below.

        (3) Source of Shares for Issuance. Shares issuable pursuant to the exercise of Options and the grant of Stock Awards may be delivered out of the authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan.

        (4) Expiration of Options; Canceled, Forfeited, Exchanged, Surrendered Options. With respect to Options granted under the Plan that expire at the end of their original term without having been exercised, the shares of Company Stock subject to such Options will not be available for future issuance or transfer under the Plan. With respect to Options granted under the Plan that terminate or are canceled, forfeited, exchanged or surrendered without having been exercised prior to the end of their original term, or any Stock Awards that are forfeited prior to the end of the applicable Restriction Period (as defined in Section 7), the shares of Company Stock subject to such Grants shall again be available for future issuance or transfer under the Plan.”

        2. As thus amended, the Plan is hereby ratified, republished and reconfirmed and said Plan and this amendment thereto hereby constitute the Plan.

        IN WITNESS WHEREOF, and as evidence of the adoption of Amendment 2006-1 to the Plan as set forth herein, the Committee has caused this Amendment 2006-1 to be executed this 31st day of January 2006.

CEPHALON, INC.

By:	/s/ Carl A. Savini

Title:	Senior Vice President, Chief Administrative Officer